Exhibit 99.1

Trinity Capital Inc. Provides Quarterly Update

Phoenix, AZ – (BUSINESS WIRE)— Apr. 14, 2020 – Trinity Capital Inc. (“Trinity”, “Company”, “we” or “our”), a leading specialty lending company that provides debt and equipment financing to growth stage companies backed by technology banks, venture capital and private equity firms, today announced a business update amid the coronavirus (“COVID-19”) pandemic.

“We felt it was important to provide an update to our stakeholders in light of the extensive impact that the coronavirus (COVID-19) pandemic is continuing to have on global capital markets and economy. Foremost, we hope that you are safe and healthy in these extraordinary times. We at Trinity are fortunate that our entire team is safe and healthy while continuing to work daily and remain focused on credit quality as well as short and long-term cash and investment planning. The contingency plans we put into place are proving to be effective and provide us with the communication capabilities that allow us to maintain normal operating functionality” said Steve Brown, Chairman and CEO of Trinity.

The following are specific action steps in progress:

Business Continuity

From a health and safety perspective, we have implemented corporate policies in line with guidelines from the CDC and local authorities for our various office locations. We have indefinitely postponed non-essential travel and implemented a policy of working remotely to reduce social contact. We recognize that the outbreak of COVID-19 is continually evolving and we will adjust our continuity plans to maintain an effective and efficient operational environment.

Proactively Monitoring our Portfolio and New Investments

We have been actively engaged in assessing all our portfolio companies and the impact that both COVID-19 and an economic downturn may have on their respective businesses. Our current primary focus is portfolio credit strength and quality. In the near term, the efforts of our management, investment and portfolio teams has been directed toward vigilantly supporting our existing portfolio companies while we continue to look to the future and evaluate new investment opportunities. As of December 31, 2019, our investments were comprised of approximately $317.2 million in debt investments, $60.8 million in equipment financing investments, and $41.3 million in equity and equity-related investments, including warrants, across 78 portfolio companies.

“Trinity will continue to selectively look at new opportunities with the same stringent underwriting criteria we’ve always applied, adding a new layer of scrutiny tied to the impact of COVID-19 and the negative economic impacts currently playing out in the economy. Consistent with our investment objective, we will continue to provide loans and equipment financings to growth stage companies who need a non-dilutive extension of runway. We seek to compliment the equity these companies have raised to provide the necessary capital to achieve defined milestones and build their valuations heading towards a fundraise or liquidity event. We are active and looking for new opportunities.” said Kyle Brown, President of Trinity. During the quarter ended March 31, 2020, Trinity funded investments to six new portfolio companies and ten existing portfolio companies totaling approximately $47.7 million.

Liquidity

We understand that in these times liquidity is key to financial success. To that end, we believe we have positioned Trinity to have both cash on-hand as well as capital resources through our credit facility for operations, support of our portfolio companies and continued strategic investing. The Company’s $300.0 million credit facility matures on January 8, 2022 unless extended and, at March 31, 2020, the Company had approximately $130.0 million of outstanding borrowings under the credit facility with approximately $55.0 million of available capacity, subject to certain borrowing requirements.  The Company also has $125 million of unsecured debt which matures in January 2025. At March 31, 2020, the Company had approximately $63.4 million in unrestricted cash on its balance sheet. The combination of cash on hand and available borrowing capacity under the credit facility provided approximately $118.4 million of liquidity at March 31, 2020.

Dividend

The Company anticipates paying a dividend to shareholders from earnings for the period January 16, 2020 (inception of the BDC) to March 31, 2020 in mid to late May 2020. The amount of the dividend distribution will be determined upon completion of the Company’s financial statements for the period ending March 31, 2020 and is subject to approval by the Board of Directors.

Investor Communication

The Company’s website, https://trincapinvestment.com, has a news section for your reference to our news releases and a link to our SEC filings. We are currently anticipating that we will conduct an investor call, after the Company’s quarterly report on Form 10-Q is filed with the U.S. Securities and Exchange Commission, to discuss results for the stub first quarter period, provide a general update on the business and answer investor questions. More specific details for each of these topics will be provided in May. Steve Brown, Chairman and CEO of Trinity, said, “we continue to work extremely hard and remain focused in these unprecedented times, and look forward to continued dialogue and communication. We hope that you and your families are safe and healthy.”

About Trinity Capital Inc.

Trinity, an internally managed specialty lending company that has elected to be regulated as a BDC under the Investment Company Act of 1940, is a leading provider of debt and equipment financing to growth stage companies, including venture-backed companies and companies with institutional equity investors. Trinity’s investment objective is to generate current income and, to a lesser extent, capital appreciation through investments consisting primarily of term debt and equipment financings and, to a lesser extent, working capital loans, equity and equity-related investments. Trinity believes it is one of only a select group of specialty lenders that has the depth of knowledge, experience, and track record in lending to growth stage companies. For more information, please visit https://trincapinvestment.com/.

Forward-Looking Statements

Certain information contained herein may constitute “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about Trinity, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond Trinity’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in Trinity’s filings with the Securities and Exchange Commission. Investors should not place undue reliance on these forward-looking statements, which apply only as of the date on which Trinity makes them. Trinity does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

Contacts

Vibhor Garg, Director, Marketing

info@trincapinvestment.com